Exhibit 3.127

	New Jersey Department of State Division of Commercial Recording Certificate of Formation, Limited Liability Company	L-100 NJSA 42
Graphic omitted

This form may be used to record the formation of a Limited Liability Company under and by virtue of New Jersey State law. Applicants must in UNREADABLE TEXT compliance with NJSA 42, the New Jersey Limited Liability Company Act, and insure that all applicable filing requirements are met. This form is to simplify filing with the Secretary of State. Applicants are advised to seek out private legal assistance before submitting filings to the Secretary’s UNREADABLE TEXT

1.	Name of Limited Liability Company: Brandywine Promenade, L.L.C.

2.	The purpose for which this Limited Liability Company is organized is:
real estate investment
LLC
3.	Date of formation: Upon filing this Certificate	FILED

4.	Registered Agent Name & Address (must be in NJ):	NOV 16 1998
The Corporation Trust Company
820 Bear Tavern Road
West Trenton, NJ 08628

5.	Dissolution date: Perpetual Duration

6.	Other provisions (list below or attach to certificate):

The undersigned represent(s) that this Limited Liability Company has two or more members, and that this filing complies with “UNREADABLE TEXT” detailed in NJSA 42. The undersigned hereby attest(s) that they are authorized to sign this certificate on behalf of the Limited Company.

	Name	Date

By:	/S/ Gerard H. Sweeney	November 6, 1998

	Gerard H. Sweeney, President and CEO	506589

		967262

	(NJ- LLC 3346 – 1/14/97)

	0600058723